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                                                                Exhibit 10.25(b)






                         RECEIVABLES PURCHASE AGREEMENT

                           Dated as of March 19, 2002

                                      Among

                  ARCH CHEMICALS RECEIVABLES CORP., as Seller,

                   ARCH CHEMICALS, INC., as initial Servicer,

                      BLUE RIDGE ASSET FUNDING CORPORATION

                                       and

                          WACHOVIA BANK, N.A., as Agent
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                                TABLE OF CONTENTS


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                                                                                                   Page
Article I Purchase Arrangements..................................................................    1
    SECTION 1.1       PURCHASE FACILITY..........................................................    1
    SECTION 1.2       INCREMENTAL PURCHASES......................................................    2
    SECTION 1.3       DECREASES..................................................................    2
    SECTION 1.4       DEEMED COLLECTIONS; PURCHASE LIMIT.........................................    2
    SECTION 1.5       PAYMENT REQUIREMENTS AND COMPUTATIONS......................................    3
Article II Payments and Collections..............................................................    4
    SECTION 2.1       PAYMENTS OF RECOURSE OBLIGATIONS...........................................    4
    SECTION 2.2       COLLECTIONS PRIOR TO THE FACILITY TERMINATION DATE.........................    4
    SECTION 2.3       APPLICATION OF COLLECTIONS AFTER THE FACILITY TERMINATION DATE.............    5
    SECTION 2.4       PAYMENT RECISSION..........................................................    6
    SECTION 2.5       CLEAN UP CALL..............................................................    6
Article III Commercial Paper Funding.............................................................    7
    SECTION 3.1       CP COSTS...................................................................    7
    SECTION 3.2       CALCULATION OF CP COSTS....................................................    7
    SECTION 3.3       CP COSTS PAYMENTS..........................................................    7
    SECTION 3.4       DEFAULT RATE...............................................................    7
Article IV Liquidity Fundings....................................................................    7
    SECTION 4.1       LIQUIDITY FUNDINGS.........................................................    7
    SECTION 4.2       YIELD PAYMENTS.............................................................    8
    SECTION 4.3       SELECTION AND CONTINUATION OF INTEREST PERIODS.............................    8
    SECTION 4.4       LIQUIDITY FUNDING YIELD RATES..............................................    8
    SECTION 4.5       SUSPENSION OF THE LIBO RATE................................................    8
    SECTION 4.6       DEFAULT RATE...............................................................    9
Article V Representations and Warranties.........................................................    9
    SECTION 5.1       REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES.......................    9
Article VI Conditions of Purchases...............................................................   14
    SECTION 6.1       CONDITIONS PRECEDENT TO INITIAL INCREMENTAL PURCHASE.......................   14
    SECTION 6.2       CONDITIONS PRECEDENT TO ALL PURCHASES AND REINVESTMENTS....................   14
Article VII Covenants............................................................................   15
    SECTION 7.1       AFFIRMATIVE COVENANTS OF THE SELLER PARTIES................................   15
    SECTION 7.2       NEGATIVE COVENANTS OF THE SELLER PARTIES...................................   22
Article VIII Administration and Collection.......................................................   24
    SECTION 8.1       DESIGNATION OF SERVICER....................................................   24
    SECTION 8.2       DUTIES OF SERVICER.........................................................   25
    SECTION 8.3       COLLECTION NOTICES.........................................................   27
    SECTION 8.4       RESPONSIBILITIES OF THE SELLER.............................................   27
    SECTION 8.5       MONTHLY REPORTS............................................................   27
    SECTION 8.6       SERVICING FEE..............................................................   27
Article IX Amortization Events...................................................................   28
    SECTION 9.1       AMORTIZATION EVENTS........................................................   28
    SECTION 9.2       REMEDIES...................................................................   30


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
Article X Indemnification........................................................................   31
    SECTION 10.1      INDEMNITIES BY THE SELLER PARTIES..........................................   31
    SECTION 10.2      INCREASED COST AND REDUCED RETURN..........................................   33
    SECTION 10.3      OTHER COSTS AND EXPENSES...................................................   34
    SECTION 10.4      ALLOCATIONS................................................................   34
Article XI The Agent.............................................................................   35
    SECTION 11.1      AUTHORIZATION AND ACTION...................................................   35
Article XII Assignments and Participations.......................................................   35
    SECTION 12.1      ASSIGNMENTS AND PARTICIPATIONS BY BLUE RIDGE...............................   35
    SECTION 12.2      PROHIBITION ON ASSIGNMENTS BY THE SELLER PARTIES...........................   35
Article XIII Miscellaneous.......................................................................   35
    SECTION 13.1      WAIVERS AND AMENDMENTS.....................................................   35
    SECTION 13.2      NOTICES....................................................................   36
    SECTION 13.3      PROTECTION OF AGENT'S SECURITY INTEREST....................................   37
    SECTION 13.4      CONFIDENTIALITY............................................................   38
    SECTION 13.5      BANKRUPTCY PETITION........................................................   39
    SECTION 13.6      LIMITATION OF LIABILITY....................................................   39
    SECTION 13.7      CHOICE OF LAW..............................................................   39
    SECTION 13.8      CONSENT TO JURISDICTION....................................................   39
    SECTION 13.9      WAIVER OF JURY TRIAL.......................................................   40
    SECTION 13.10     INTEGRATION; BINDING EFFECT; SURVIVAL OF TERMS.............................   40
    SECTION 13.11     COUNTERPARTS; SEVERABILITY; SECTION REFERENCES.............................   40
    SECTION 13.12     CHARACTERIZATION...........................................................   41


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Exhibits

Exhibit I      Definitions

Exhibit II     Form of Purchase Notice

Exhibit III Jurisdiction of Organization of the Seller Parties; Places of Business of the Seller Parties; Locations of Records; Federal Employer Identification Number(s)

Exhibit IV     Names of Collection Banks; Lock-Boxes and Collection Accounts

Exhibit V      Form of Compliance Certificate

Exhibit VI     Form of Collection Account Agreement

Exhibit VII    Credit and Collection Policy

Exhibit VIII   Form of Monthly Report

Exhibit IX     Form of Short-Form Contract


Schedules

Schedule A     Documents to be Delivered to the Agent on or Prior to the Initial
               Purchase


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                         RECEIVABLES PURCHASE AGREEMENT

         This Receivables Purchase Agreement, dated as of March 19, 2002 is entered into by and among:

         (a) Arch Chemicals Receivables Corp., a Delaware corporation (the "Seller"),

         (b) Arch Chemicals, Inc., a Virginia corporation ("Arch" or the "Servicer"), as initial Servicer (the Servicer together with the Seller, the "Seller Parties" and each, a "Seller Party"),

         (c) Blue Ridge Asset Funding Corporation, a Delaware corporation ("Blue Ridge"), and

         (d) Wachovia Bank, N.A., as agent for Blue Ridge and its assigns under the Transaction Documents and under the Liquidity Agreement (together with its successors and assigns in such capacity, the "Agent").

         Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

                             PRELIMINARY STATEMENTS

         The Seller desires to transfer and assign Receivable Interests from time to time.

         Blue Ridge shall purchase Receivable Interests from the Seller from time to time either by issuing its Commercial Paper or by availing itself of a Liquidity Funding to the extent available.

         Wachovia Bank, N.A. has been requested and is willing to act as Agent on behalf of Blue Ridge and its assigns in accordance with the terms hereof.

                                    ARTICLE I

                              PURCHASE ARRANGEMENTS

         SECTION 1.1 PURCHASE FACILITY.

         (a) Upon the terms and subject to the conditions of this Agreement (including, without limitation, Article VI), from time to time prior to the Facility Termination Date, the Seller may request that Blue Ridge purchase from the Seller undivided ownership interests in the Receivables and the associated Related Security (except for Restricted Contracts) and Collections, and Blue Ridge shall make such Purchase; provided that no Purchase shall be made by Blue Ridge if, after giving effect thereto, either (i) the Aggregate Invested Amount would exceed the Purchase Limit, or (ii) the aggregate of the Receivable Interests would exceed 100%. It is the intent of Blue Ridge to fund the Purchases by the issuance of Commercial Paper. If for
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any reason Blue Ridge is unable, or determines that it is undesirable, to issue
Commercial Paper to fund or maintain its investment in the Receivable Interests, or is unable for any reason to repay such Commercial Paper upon the maturity thereof, Blue Ridge will avail itself of a Liquidity Funding to the extent available. If Blue Ridge funds or refinances its investment in a Receivable Interest through a Liquidity Funding, in lieu of paying CP Costs on the Invested Amount pursuant to Article III hereof, the Seller will pay Yield thereon at the Alternate Base Rate or the LIBO Rate, selected in accordance with Article IV hereof. Nothing herein shall be deemed to constitute a commitment of Blue Ridge to issue Commercial Paper.

         (b) The Seller may, upon at least ten (10) Business Days' notice to the Agent, terminate in whole or reduce in part, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $5,000,000 (or a larger integral multiple of $1,000,000 if in excess thereof).

         SECTION 1.2 INCREMENTAL PURCHASES.

         The Seller shall provide the Agent with at least two (2) Business Days' prior written notice in a form set forth as Exhibit II hereto of each Incremental Purchase (each, a "Purchase Notice"). Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000 or a larger integral multiple of $100,000) and the Purchase Date. The Seller shall not request and Blue Ridge shall not be obligated to fund more than one (1) Incremental Purchase in any consecutive seven (7) day period. Following receipt of a Purchase Notice, the Agent will determine whether Blue Ridge will fund the requested Incremental Purchase through the issuance of Commercial Paper or through a Liquidity Funding. If Blue Ridge determines to fund an Incremental Purchase through a Liquidity Funding, the Seller may cancel the Purchase Notice or, in the absence of such a cancellation, the Incremental Purchase will be funded through a Liquidity Funding. On each Purchase Date, upon satisfaction of the applicable conditions precedent set forth in Article VI, Blue Ridge shall deposit to the Facility Account, in immediately available funds, no later than 2:00 p.m. (New York time), an amount equal to the requested Purchase Price.

         SECTION 1.3 DECREASES.

         The Seller shall provide the Agent with prior written notice in conformity with the Required Notice Period (a "Reduction Notice") of any proposed reduction of Aggregate Invested Amount. Such Reduction Notice shall designate (a) the date (the "Proposed Reduction Date") upon which any such reduction of Aggregate Invested Amount shall occur (which date shall give effect to the applicable Required Notice Period), and (b) the amount of Aggregate Invested Amount to be reduced which shall be applied ratably to all Receivable Interests in accordance with the respective Invested Amounts thereof (the "Aggregate Reduction"). Only one (1) Reduction Notice shall be outstanding at any time.

         SECTION 1.4 DEEMED COLLECTIONS; PURCHASE LIMIT.

         (a)      If on any day:


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                  (i)      the Outstanding Balance of any Receivable is reduced
         or cancelled as a result of any defective or rejected goods or services, any cash discount or any other adjustment by any Originator or any Affiliate thereof, or as a result of any governmental or regulatory action, or

                  (ii) the Outstanding Balance of any Receivable is reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

                  (iii) the Outstanding Balance of any Receivable is reduced on account of the obligation of any Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

                  (iv) the Outstanding Balance of any Receivable is less than the amount included in calculating the Net Pool Balance for purposes of any Monthly Report (for any reason other than receipt of Collections or such Receivable becoming a Defaulted Receivable), or

                  (v) any of the representations or warranties of the Seller set forth in Section 5.1(g), Section 5.1(i), Section 5.1(j),
         Section 5.1(r), Section 5.1(s), Section 5.1(t) or Section 5.1(u) were not true when made with respect to any Receivable,

then, on such day, the Seller shall be deemed to have received a Collection of such Receivable (A) in the case of clauses (i)-(iv) above, in the amount of such reduction or cancellation or the difference between the actual Outstanding Balance and the amount included in calculating such Net Pool Balance, as applicable; and (B) in the case of clause (v) above, in the amount of the Outstanding Balance of such Receivable and (in either case), not later than two
(2) Business Days thereafter shall pay to the Agent's Account Blue Ridge's Portion of any such Collection deemed to have been received in the same manner as actual cash collections are distributed under the terms of this Agreement.

         (b) The Seller shall ensure that the Aggregate Invested Amount at no time exceeds the Purchase Limit. If at any time the Aggregate Invested Amount exceeds the Purchase Limit, the Seller shall pay to the Agent immediately an amount to be applied to reduce the Aggregate Invested Amount (as allocated by the Agent), such that after giving effect to such payment the Aggregate Invested Amount is less than or equal to the Purchase Limit.

         (c) The Seller shall also ensure that the Receivable Interests shall at no time exceed in the aggregate 100%. If the aggregate of the Receivable Interests exceeds 100%, the Seller shall pay to the Agent on or before the next succeeding Settlement Date (or, if such excess is discovered on a Settlement Date, on such Settlement Date) an amount to be applied to reduce the Aggregate Invested Amount (as allocated by the Agent), such that after giving effect to such payment the aggregate of the Receivable Interests equals or is less than 100%

         SECTION 1.5 PAYMENT REQUIREMENTS AND COMPUTATIONS.

         All amounts to be paid or deposited by a Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 12:00


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noon (New York time) on the day when due in immediately available funds, and if not received before 12:00 noon (New York time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to the Agent for the account of Blue Ridge, they shall be paid to the Agent's Account, for the account of Blue Ridge until otherwise notified by the Agent. Upon notice to the Seller, the Agent may debit the Facility Account for all amounts due and payable hereunder. All computations of CP Costs, Yield, per annum fees calculated as part of any CP Costs, per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

                                   ARTICLE II

                            PAYMENTS AND COLLECTIONS

         SECTION 2.1 PAYMENTS OF RECOURSE OBLIGATIONS.

         The Seller hereby promises to pay the following (collectively, the "Recourse Obligations"):

         (a) all amounts due and owing under Section 1.3 or Section 1.4 on the dates specified therein;

         (b) the fees set forth in the Fee Letter on the dates specified therein;

         (c) all accrued and unpaid Yield on the Receivable Interests accruing Yield at the Alternate Base Rate or the Default Rate on each Settlement Date applicable thereto;

         (d) all accrued and unpaid Yield on the Receivable Interests accruing Yield at the LIBO Rate on the last day of each Interest Period applicable thereto;

         (e) all accrued and unpaid CP Costs on the Receivable Interests funded with Commercial Paper on each Settlement Date; and

         (f)      all Broken Funding Costs and Indemnified Amounts upon demand.

         SECTION 2.2 COLLECTIONS PRIOR TO THE FACILITY TERMINATION DATE.

         (a) Prior to the Facility Termination Date, Blue Ridge's Portion of any Deemed Collections received by the Servicer and Blue Ridge's Portion of any Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections are received by the Servicer prior to the Facility Termination Date, the Seller hereby requests and Blue Ridge hereby agrees to make, simultaneously with such receipt, a reinvestment by payment of the Purchase Price under the Receivables Sale Agreement (each, a "Reinvestment") with Blue Ridge's Portion of the balance of each and every Collection received by the Servicer such that after giving effect to such Reinvestment, the Invested Amount of such


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Receivable Interest immediately after such receipt and corresponding
Reinvestment shall be equal to the amount of Invested Amount immediately prior to such receipt.

         (b) On each day on which any of the conditions precedent set forth in Section 6.2 are not satisfied and on each Settlement Date prior to the Facility Termination Date, the Servicer shall remit to the Agent's Account the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) to the Aggregate Unpaids in the order specified:

         first, ratably to the payment of all accrued and unpaid CP Costs, Yield and Broken Funding Costs (if any) that are then due and owing,

         second, to the accrued and unpaid Servicing Fee (so long as the Servicer is not Arch or an Affiliate of Arch),

         third, ratably to the payment of all accrued and unpaid fees under the Fee Letter (if any) that are then due and owing,

         fourth, if required under Section 1.3 or Section 1.4, to the ratable reduction of Aggregate Invested Amount,

         fifth, for the ratable payment of all other unpaid Recourse Obligations, if any, that are then due and owing,

         sixth, to the accrued and unpaid Servicing Fee (so long as the Servicer is Arch or an Affiliate of Arch), and seventh, the balance, if any, to the Seller or otherwise in accordance with the Seller's instructions.

         (c) Prior to the Facility Termination Date, any Collections received by the Servicer that do not constitute Blue Ridge's Portion of such Deemed Collections or Collections shall be paid to the Seller.

         (d) In the event that a Collection Notice has been delivered pursuant to any Collection Account Agreement, all amounts received in any Collection Account shall at the sole discretion of the Agent, either (i) be retained in such Collection Account or other account of the Agent for such day, Settlement Period or part thereof and applied on the Settlement Date in accordance with the terms of this Agreement or (ii) be released to the Seller and applied in accordance with the terms of this Agreement.

         SECTION 2.3 APPLICATION OF COLLECTIONS AFTER THE FACILITY TERMINATION DATE.

         (a) On the Facility Termination Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the benefit of the Secured Parties, all Collections received on each such day. On and after the Facility Termination Date, the Servicer shall, on each Settlement Date and on each other Business Day specified by the Agent: (i) remit to the Agent's Account


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the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Aggregate Unpaids as follows:

         first, to the reimbursement of the Agent's costs of collection and enforcement of this Agreement,

         second, ratably to the payment of all accrued and unpaid CP Costs, Yield and Broken Funding Costs,

         third, to the accrued and unpaid Servicing Fee (so long as the Servicer is not Arch or an Affiliate of Arch)

         fourth, ratably to the payment of all accrued and unpaid fees under the Fee Letter,

         fifth, to the ratable reduction of Aggregate Invested Amount,

         sixth, for the ratable payment of all other Aggregate Unpaids,

         seventh, to the accrued and unpaid Servicing Fee (so long as the Servicer is Arch or an Affiliate of Arch), and eighth, to the Seller.

         SECTION 2.4 PAYMENT RECISSION.

         No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such recission, return or refund) the full amount thereof, plus interest thereon at the Default Rate from the date of any such recission, return or refunding.

         SECTION 2.5 CLEAN UP CALL.

         The Servicer (so long as the Servicer is an Affiliate of the Seller) shall have the right (after providing written notice to the Agent in accordance with the Required Notice Period), at any time following the reduction of the Aggregate Invested Amount to a level that is less than 10.0% of the original Purchase Limit, to repurchase all, but not less than all, of the then outstanding Receivable Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds to the Agent's Account. Such repurchase shall be made free and clear of any Adverse Claim created by the Agent but otherwise shall be without representation, warranty or recourse of any kind by, on the part of, or against Blue Ridge or the Agent.


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
                                   ARTICLE III

                            COMMERCIAL PAPER FUNDING

         SECTION 3.1 CP COSTS.

         The Seller shall pay CP Costs with respect to the Invested Amount of all Receivable Interests funded through the issuance of Commercial Paper. Each Receivable Interest that is funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the percentage share that the Invested Amount in respect of such Receivable Interest represents in relation to all assets held by Blue Ridge and funded substantially with related Pooled Commercial Paper.

         SECTION 3.2 CALCULATION OF CP COSTS.

         Not later than the third Business Day immediately preceding each Monthly Reporting Date, Blue Ridge shall calculate the aggregate amount of CP Costs applicable to its Receivable Interests for the Calculation Period then most recently ended and shall notify the Seller of such aggregate amount.

         SECTION 3.3 CP COSTS PAYMENTS.

         On each Settlement Date, the Seller shall pay to the Agent (for the benefit of Blue Ridge) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Invested Amount of all Receivable Interests funded with Commercial Paper for the Calculation Period then most recently ended in accordance with Article II.

         SECTION 3.4 DEFAULT RATE.

         From and after the occurrence of an Amortization Event, all Receivable Interests funded through the issuance of Commercial Paper shall accrue CP Costs at the Default Rate.

                                   ARTICLE IV

                               LIQUIDITY FUNDINGS

         SECTION 4.1 LIQUIDITY FUNDINGS.

         Prior to the occurrence of an Amortization Event, the outstanding Invested Amount of each Receivable Interest funded with a Liquidity Funding shall accrue Yield for each day during its Interest Period at either the LIBO Rate or the Alternate Base Rate in accordance with the terms and conditions hereof. Until the Seller gives the required notice to the Agent of another Yield Rate in accordance with Section 4.4, the initial Yield Rate for any Receivable Interest funded with a Liquidity Funding shall be the Alternate Base Rate (unless the Default Rate is then applicable). If any undivided interest in a Receivable Interest initially funded with Commercial Paper is sold to the Liquidity Banks pursuant to the Liquidity Agreement, such undivided interest in such Receivable Interest shall be deemed to have an Interest Period commencing on the date of such sale.


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         SECTION 4.2 YIELD PAYMENTS.

         On the Settlement Date for each Receivable Interest that is funded with a Liquidity Funding, the Seller shall pay to the Agent (for the benefit of the Liquidity Banks) an aggregate amount equal to the accrued and unpaid Yield thereon for the entire Interest Period of each such Liquidity Funding in accordance with Article II.

         SECTION 4.3 SELECTION AND CONTINUATION OF INTEREST PERIODS.

         (a) With consultation from (and approval by) the Agent, the Seller shall from time to time request Interest Periods for the Receivable Interests funded with Liquidity Fundings, provided that if at any time any Liquidity Funding is outstanding, the Seller shall always request Interest Periods such that at least one Interest Period shall end on the date specified in clause (i) of the definition of Settlement Date.

         (b) The Seller or the Agent, upon notice to and consent by the other received at least three (3) Business Days prior to the end of an Interest Period (the "Terminating Tranche") for any Liquidity Funding, may, effective on the last day of the Terminating Tranche: (i) divide any such Liquidity Funding into multiple Liquidity Fundings, (ii) combine any such Liquidity Funding with one or more other Liquidity Fundings that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Liquidity Funding with a new Liquidity Funding to be made by the Liquidity Banks on the day such Terminating Tranche ends.

         SECTION 4.4 LIQUIDITY FUNDING YIELD RATES.

         The Seller may select the LIBO Rate (subject to Section 4.5 below) or the Alternate Base Rate for each Liquidity Funding. The Seller shall by 12:00 noon (New York time): (a) at least three (3) Business Days prior to the expiration of any Terminating Tranche with respect to which the LIBO Rate is being requested as a new Yield Rate and (b) at least one (1) Business Day prior to the expiration of any Terminating Tranche with respect to which the Alternate Base Rate is being requested as a new Yield Rate, give the Agent irrevocable notice of the new Yield Rate for the Liquidity Funding associated with such Terminating Tranche. Until the Seller gives notice to the Agent of another Yield Rate, the initial Yield Rate for any Receivable Interest assigned or participated to the Liquidity Banks pursuant to the Liquidity Agreement shall be the Alternate Base Rate (unless the Default Rate is then applicable).

         SECTION 4.5 SUSPENSION OF THE LIBO RATE.

         (a) If any Liquidity Bank notifies the Agent that it has determined that funding its ratable share of the Liquidity Fundings at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Liquidity Funding at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Liquidity Funding at such LIBO Rate, then the Agent will promptly notify the Seller Parties and the Agent shall suspend the availability of such LIBO Rate and require the Seller to select the Alternate Base Rate for any Liquidity Funding accruing Yield

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at such LIBO Rate; provided, however, the failure to so notify any Seller Party shall not result in the non-suspension of the availability of such LIBO Rate.

         (b) If less than all of the Liquidity Banks give a notice to the Agent pursuant to Section 4.5(a), each Liquidity Bank which gave such a notice shall be obliged, at the request of the Seller, Blue Ridge or the Agent, to assign all of its rights and obligations hereunder to (i) another Liquidity Bank or (ii) another funding entity nominated by the Seller or the Agent that is an Eligible Assignee willing to participate in the Liquidity Agreement through the Liquidity Termination Date in the place of such notifying Liquidity Bank; provided that (A) the notifying Liquidity Bank receives payment in full of all Aggregate Unpaids owing to it (whether due or accrued), and (B) the replacement Liquidity Bank otherwise satisfies the requirements of the Liquidity Agreement.

         SECTION 4.6 DEFAULT RATE.

         From and after the occurrence of an Amortization Event, all Liquidity Fundings shall accrue Yield at the Default Rate.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         SECTION 5.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES.

         Each Seller Party hereby represents and warrants to the Agent and Blue Ridge, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

         (a) Existence and Power. Such Seller Party's jurisdiction of organization is correctly set forth in the preamble to this Agreement and such jurisdiction is its sole jurisdiction of organization. Such Seller Party is duly organized under the laws of its jurisdiction of organization and is a "registered organization" as defined in the UCC in effect in such jurisdiction. Such Seller Party is validly existing and in good standing under the laws of its jurisdiction of organization and no other state or jurisdiction, and such jurisdiction must maintain a public record showing the organization to have been organized. Such Seller Party is duly qualified to do business and is in good standing as a foreign entity, and has and holds all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

         (b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of the Seller, the Seller's use of the proceeds of Purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

         (c) No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

         (d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

         (e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Seller Party's knowledge, threatened, against it, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Such Seller Party is not in default with respect to any order of any court, arbitrator or governmental body which default could reasonably be expected to have a Material Adverse Effect.

         (f) Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         (g) Accuracy of Information. All information (other than any projection or other forward-looking information) heretofore furnished by such Seller Party or any of its Affiliates to the Agent or Blue Ridge for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information (other than any projection or other forward-looking information) hereafter furnished by such Seller Party or any of its Affiliates to the Agent or Blue Ridge will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

         (h) Use of Proceeds. No proceeds of any Purchase hereunder will be used by such Seller Party (i) for a purpose that violates, or would be inconsistent with, (A) Section 7.2(e) of this Agreement or (B) Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended other than the repurchase of equity securities of Arch so long as such repurchase does not violate Sections 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

         (i) Good Title. The Seller is (i) the legal and beneficial owner of the Receivables and (ii) is the legal and beneficial owner of the Related Security with respect thereto (other than Restricted Contracts), free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Seller's ownership interest in each Receivable, its Collections, "Supporting Obligations" (as defined in Article 9 of the UCC in effect in each relevant jurisdiction), the Seller's right, title and interest in, to and under each of the Transaction Documents to which it is a party, returned goods the sale of which gave rise to any Receivable, security interests in favor of the Seller that secures payment of such Receivable and all other items of Related Security in which an interest therein may be perfected by the filing of a financing statement under Article 9 of the UCC and proceeds of the foregoing.

         (j) Perfection. This Agreement is effective to create a valid security interest in favor of the Agent for the benefit of the Secured Parties in the Purchased Assets to secure payment of the Aggregate Unpaids, free and clear of any Adverse Claim except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (on behalf of the Secured Parties) security interest in the Receivables, its Collections, "Supporting Obligations" (as defined in Article 9 of the UCC in effect in each relevant jurisdiction), the Seller's right, title and interest in, to and under each of the Transaction Documents to which it is a party, returned goods the sale of which gave rise to any Receivable, security interests in favor of the Seller that secures payment of such Receivable and all other items of Related Security in which an interest therein may be perfected by the filing of a financing statement under Article 9 of the UCC and proceeds of the foregoing. Such Seller Party's jurisdiction of organization is a jurisdiction whose law generally requires information concerning the existence of a nonpossessory security interest to be made generally available in a filing, record or registration system as a condition or result of such a security interest's obtaining priority over the rights of a lien creditor which respect to collateral.

         (k) Places of Business and Locations of Records. The jurisdiction of organization, principal places of business and chief executive office of such Seller Party and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 13.3(a) has been taken and completed. The Seller's Federal Employer Identification Number is correctly set forth on Exhibit III.

         (l) Collections. The conditions and requirements set forth in subclause (i) of Section 7.1(j) and Section 8.2 have since May 15, 2001 been satisfied and duly performed. The conditions and requirements set forth in subclause (ii) of Section 7.1(j) have been satisfied from and after the Closing Date. The names, addresses and jurisdictions of organization of all Collection Banks, together with the account numbers of the Collection Accounts of the Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. The Seller has not granted any Person, other than the Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

         (m) Material Adverse Effect. (i) The initial Servicer represents and warrants that since September 30, 2001, no event has occurred that would have a material adverse effect on the financial condition or operations of the initial Servicer and its Subsidiaries taken as a whole or the ability of the initial Servicer to perform its obligations under this Agreement, and (ii) the Seller represents and warrants that since September 30, 2001, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of the Seller, (B) the ability of the Seller to perform its obligations under the Transaction Documents, or (C) the collectibility of the Receivables generally or any material portion of the Receivables.

         (n) Names. The name in which the Seller has executed this Agreement is identical to the name of the Seller as indicated on the public record of its state of organization which shows the Seller to have been organized. In the past five (5) years, the Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

         (o) Ownership of the Seller. Arch owns, directly or indirectly, 100% of the issued and outstanding capital stock of the Seller, free and clear of any Adverse Claim. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of the Seller.

         (p) Not a Holding Company or an Investment Company. Such Seller Party is not a "holding company" or a "subsidiary holding company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Such Seller Party is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

         (q) Compliance with Law. Such Seller Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

         (r) Compliance with Credit and Collection Policy. Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy, except such material change as to which the Agent has been notified in accordance with Section 7.1(a)(vii).

         (s) Payments to Originators. With respect to each Receivable transferred to the Seller under the Receivables Sale Agreement, the Seller has given reasonably equivalent value to each of the Originators in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.), as amended.

         (t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         (u) Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Monthly Report was an Eligible Receivable on such date.

         (v) Purchase Limit and Maximum Receivable Interests. Immediately after giving effect to each Incremental Purchase hereunder, the Aggregate Invested Amount is less than or equal to the Purchase Limit and the aggregate of the Receivable Interests does not exceed 100%.

         (w) Accounting. The manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not jeopardize the characterization of the transactions contemplated herein and therein as being true sales.

         (x) Separateness. From the date of the formation of the Seller, the Seller has complied with all provisions of Section 7.1(i) applicable to it.

         (y) Contract Provisions. Except for customary adjustments in the ordinary course of business, no Contract with respect to any Receivable contains provisions that either (i) permit or provide for any reduction in the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon or (ii) could otherwise hinder the ability to receive Collections with respect to such Receivable.

         (z) Enforcement. No Confidential Contract with respect to any Receivable contains either (i) restrictions on the ability of the owner of such Receivable to enforce the obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon or (ii) provisions relating to specific procedures that must be followed to enforce the related Receivable that could reasonably be expected to adversely effect the value of the Receivable or the ability to enforce any such obligation.

                                   ARTICLE VI

                             CONDITIONS OF PURCHASES

         SECTION 6.1 CONDITIONS PRECEDENT TO INITIAL INCREMENTAL PURCHASE.

         The initial Incremental Purchase of a Receivable Interest under this Agreement is subject to the conditions precedent that (a) the Agent shall have received on or before the Closing Date those documents listed on Schedule A and
(b) the Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter.

         SECTION 6.2 CONDITIONS PRECEDENT TO ALL PURCHASES AND REINVESTMENTS.

         Each Incremental Purchase and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such Purchase: (i) the Servicer shall have delivered to the Agent on or prior to the date of such Purchase, in form and substance satisfactory to the Agent, all Monthly Reports as and when due under Section 8.5 and (ii) upon the Agent's request, the Servicer shall have delivered to the Agent at least three (3) days prior to such Purchase an interim Monthly Report showing the amount of Eligible Receivables;
(b) the Agent shall have received such other approvals, opinions or documents as it may reasonably request and (c) on each Purchase Date, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

                  (i)      the representations and warranties set forth in
         Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such Purchase Date;

                  (ii) no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute an Unmatured Amortization Event; and

                  (iii) the Aggregate Invested Amount does not exceed the Purchase Limit and the aggregate Receivable Interests do not exceed 100%.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Agent or Blue Ridge, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of the Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of the Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Agent, which right may be exercised at any time on demand of the Agent, to rescind the related purchase and direct the Seller to pay to the Agent's Account, for the benefit of Blue Ridge, an amount equal to the Collections prior to the Facility Termination Date that shall have been applied to the affected Reinvestment.

                                   ARTICLE VII

                                    COVENANTS

         SECTION 7.1 AFFIRMATIVE COVENANTS OF THE SELLER PARTIES.

         Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

         (a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent:

                  (i) Annual Reporting. Within 90 days after the close of each of its fiscal years, audited, unqualified consolidated financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for Arch and its consolidated subsidiaries for such fiscal year certified in a manner acceptable to the Agent by KPMG Peat Marwick LLP, independent public accountants or any other independent public accountants of recognized national standing.

                  (ii) Quarterly Reporting. Within 45 days after the close of the first three (3) quarterly periods of each of its respective fiscal years, balance sheets of each of the Seller Parties as at the close of each such period and consolidated statements of income and a statement of cash flows for Arch and its consolidated subsidiaries for the period from the beginning of such fiscal year to the end of such quarter, all certified by its respective chief financial officer, principal accounting officer, treasurer or corporate controller.

                  (iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by such Seller Party's Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

                  (iv) Shareholders Statements and Reports. Promptly after becoming publicly available to the shareholders of such Seller Party copies of all financial statements, reports and proxy statements so furnished to them.

                  (v) S.E.C. Filings. Promptly after becoming publicly available, copies of all registration statements and annual, quarterly, monthly or other regular reports which such Seller Party or any of its Subsidiaries files with the Securities and Exchange Commission.

                  (vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent or Blue Ridge, copies of the same if such notice, request, consent, financial statements, certification, report or other communication can reasonably be expected to have an adverse effect on the Receivables, the Related Security or the Agent's rights therein.

                  (vii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agent's consent thereto.

                  (viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to (A) the financial condition or operations of such Seller Party as the Agent may from time to time reasonably request in order to protect the interests of the Agent, for the benefit of Blue Ridge, under or as contemplated by this Agreement or (B) the Receivables as the Agent may reasonably request.

                  Information required to be delivered pursuant to paragraphs
         (i), (ii), (iv) and (v) of this Section 7.1(a) shall be deemed to have been delivered by the date indicated therein, provided that such information has been filed with the Securities and Exchange Commission by such date; provided further that such Seller Party shall deliver paper copies of the statements, reports, financial statements and other information referred to in paragraphs (i), (ii), (iv) and (v) of this
         Section 7.1(a) to the Agent promptly upon request following such filing.

         (b) Notices. Such Seller Party will notify the Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

                  (i) Amortization Events or Unmatured Amortization Events. The occurrence of each Amortization Event and each Unmatured Amortization Event, by a statement of an Authorized Officer of such Seller Party.

                  (ii) Judgments and Proceedings. (A) The entry of any judgment or decree against the Servicer or its Subsidiaries if the amount of such judgment or decree then outstanding against the Servicer and its Subsidiaries exceeds $5,000,000 after deducting (1) the amount with respect to which the Servicer or any such Subsidiary, as the case may be, is insured and with respect to which the insurer has not disclaimed responsibility in writing, and (2) the amount for which the Servicer or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Agent, and (B) the institution of any litigation, arbitration proceeding or governmental proceeding against the Servicer which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (C) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against the Seller.

                  (iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

                  (iv) Termination Date. The occurrence of the "Termination Date" under and as defined in the Receivables Sale Agreement.

                  (v) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement pursuant to which the Seller is a debtor or an obligor; or the occurrence of a default that could lead to an event of default or an event of default under any other financing arrangement in a principal amount greater than or equal to $5,000,000 pursuant to which the Servicer is a debtor or an obligor.

                  (vi) Notices under Receivables Sale Agreement. Copies of all notices delivered under the Receivables Sale Agreement.

         (c) Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

         (d) Audits. In addition to information that may be required pursuant to Section 7.1(a)(viii), each Seller Party will furnish to the Agent from time to time such information with respect to it and the Receivables as the Agent may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the Agent upon reasonable notice and at the sole cost of such Seller Party, permit the Agent, or its agents or representatives (and shall cause each Originator to permit the Agent or its agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Purchased Assets, including, without limitation, the related Contracts (other than any Confidential Contract (except for Confidential Contracts as to which the related Obligor has consented to such disclosure or which may be disclosed to others who are subject to a confidentiality agreement) as to which disclosure thereof cannot be satisfied by the execution and delivery of a confidentiality agreement), and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person's financial condition or the Purchased Assets or any Person's performance under any of the Transaction Documents or any Person's performance under the Contracts and, in each case, with any of the officers or employees of the Seller or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a "Review"); provided, however, that, so long as no Amortization Event has occurred and is continuing, (A) the Seller Parties shall only be responsible for the costs and expenses of one (1) Review in any one calendar year, and (B) the Agent will not request more than four (4) Reviews in any one calendar year.

         (e)      Keeping and Marking of Records and Books.

                  (i) The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information, in each such case as reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

                  (ii) Such Seller Party will (and will cause each Originator to) on or prior to the date hereof, mark its master data processing system and all accounts receivable reports generated thereby, each Confidential Contract and its records relating to all other Contracts with a legend, reasonably acceptable to the Agent, describing the Agent's security interest in the Purchased Assets.

         (f) Compliance with Contracts and Credit and Collection Policy. Such Seller Party will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, in each case to the same extent as though such contracts had not been transferred to the Agent, but only to the extent there would not be an adverse effect upon the Receivables and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

         (g) Performance and Enforcement of Receivables Sale Agreement. The Seller will, and will require each Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to the Seller under the Receivables Sale Agreement. The Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent, as the Seller's assignee) under the Receivables Sale Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

         (h) Ownership. The Seller will (or will cause each Originator to) take all necessary action to establish and maintain, irrevocably in Seller (i) legal and equitable title to the Receivables and the Collections and (ii) all of each Originator's right, title and interest in the Related Security associated with the Receivables (except for the Restricted Contracts), in each case, free and clear of any Adverse Claims, other than Adverse Claims in favor of the Agent, for the benefit of the Secured Parties (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent's (for the benefit of the Secured Parties) security interest in the Purchased Assets and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Secured Parties as the Agent may reasonably request); provided, however, that unless and until an Amortization Event or an Unmatured Amortization Event has occurred, no Seller Party shall be required to take any actions to establish, maintain or perfect the Agent's ownership interest in the Related Security other than the filing of financing statements under the UCC of all appropriate jurisdictions.

         (i) Reliance. The Seller acknowledges that the Agent and Blue Ridge are entering into the transactions contemplated by this Agreement in reliance upon the Seller's identity as a legal entity that is separate from each Originator. Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps, including, without limitation, all steps that the Agent or Blue Ridge may from time to time reasonably request, to maintain the Seller's identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those of each Originator and any Affiliates thereof (other than the Seller) and not just a division of such Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Seller will:

                  (i) Hold itself out to the public and conduct its own business in its own name and require that all full-time employees of the Seller, if any, identify themselves as such and not as employees of any Originator (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as the Seller's employees);

                  (ii) compensate all employees, consultants and agents directly, from the Seller's own funds, for services provided to the Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of the Seller is also an employee, consultant or agent of any Originator or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between the Seller and such Originator or such Affiliate, as applicable, on a basis that reflects the services rendered to the Seller and such Originator or such Affiliate, as applicable;

                  (iii)    [RESERVED];

                  (iv) separate stationery, invoices, checks and other business forms in its own name;

                  (v) conduct all transactions with each Originator and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm's-length basis, allocate fairly and reasonably all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between the Seller and such Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

                  (vi) at all times have a Board of Directors consisting of at least one member that is an Independent Director;

                  (vii) observe all organizational formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the

         Independent Director, (B) the dissolution or liquidation of the Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

                  (viii) maintain the Seller's books and records separate and distinct from those of each Originator and any Affiliate thereof and otherwise in such a manner so that such books and records are readily identifiable as its own assets rather than assets of any Originator or any Affiliate thereof;

                  (ix) prepare its financial statements separately from those of each Originator and insure that any consolidated financial statements of any Originator or any Affiliate thereof that include the Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that the Seller is a separate legal entity and that its assets will be available first and foremost to satisfy the claims of the creditors of the Seller;

                  (x) except as herein specifically otherwise provided, maintain the funds and other assets of the Seller separate from, and not commingled with, those of any Originator or any Affiliate thereof and only maintain bank accounts or other depository accounts to which the Seller alone is the account party, into which the Seller alone makes deposits and from which the Seller alone (or the Agent hereunder) has the power to make withdrawals;

                  (xi) pay all of the Seller's operating expenses from the Seller's own assets (except for certain payments by any Originator or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i)) and pay its own liabilities out of its own funds;

                  (xii) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (A) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (B) the incurrence of obligations under this Agreement, (C) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the applicable Originator thereunder for the purchase of Receivables from such Originator under the Receivables Sale Agreement, and (D) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

                  (xiii) maintain its corporate charter in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Certificate of Incorporation or By-Laws in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement;

                  (xiv) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent;

                  (xv) maintain its corporate separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;

                  (xvi) maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained;

                  (xvii) operate its business and activities such that it (A) does not hold itself out as having agreed to guarantee or be obligated for the debts of any Originator or any Affiliate thereof, (B) does not hold out its credit as being available to satisfy the obligations of any Originator or any Affiliate thereof and (C) has not pledged assets for the benefit of any Originator or any Affiliate thereof; and

                  (xviii) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Cravath, Swaine & Moore, as counsel for the Seller, in connection with the closing or initial Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

         (j) Collections. Such Seller Party will cause (i) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (ii) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to the Purchased Assets are remitted directly to the Seller or any Affiliate of the Seller, the Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, the Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and Blue Ridge. The Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement.

         (k) Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Agent or Blue Ridge.

         (l) Payment to Applicable Originator. With respect to any Receivable purchased by the Seller from an Originator, such sale shall be effected under, and in compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.

         (m) Acceptable Assignment Clause: The Seller Parties will within thirty (30) days from the Closing Date, take all necessary action to modify the existing Short-Form Contract and invoices generated after the Closing Date to include the Acceptable Assignment Clause and provide a copy of the modified Short-Form Contract and form of invoice to the Agent.

         (n) Renewal Contracts: The Seller Parties will make commercially reasonable efforts to ensure that any renewal of a Contract existing as of the Closing Date, which renewal occurs after the 30th day following the Closing Date contains the Acceptable Assignment Clause.

         (o) Additional Confidential Contracts: At least five (5) Business Days prior to the generation of a Receivable that (i) is generated under any Contract that is not an Existing Confidential Contract and that contains confidentiality provisions that prohibit the disclosure of such Contract or the terms thereof to the Agent and (ii) the Seller desires to be treated as an Eligible Receivable, the Seller will give written notice to the Agent of such Contract and the name of the applicable Obligor.

         (p) Change of Collection Account and Lock-Box with Fleet Bank: No later than 30 days from the Closing Date, the Seller will cause Arch Personal Care Products, L.P. to replace the Lock-Box and Collection Account with Fleet Bank with another Lock-Box and Collection Account at another institution providing similar services, acceptable to the Agent on terms and conditions substantially identical to those contained in Exhibit VI attached hereto, together with such other changes that are satisfactory to the Agent.

         SECTION 7.2 NEGATIVE COVENANTS OF THE SELLER PARTIES.

         Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:

         (a)      Name Change, Offices and Records. Such Seller Party will not
(i) change its jurisdiction of organization or name, (ii) cease to be a "registered organization" (within the meaning of any applicable enactment of the UCC) or (iii) relocate its chief executive office at any time while the location of its chief executive office is relevant to perfection of the Agent's security interest, for the benefit of the Secured Parties, in the Receivables, Related Security and

Collections, or change any office where Records are kept unless it shall have:
(A) given the Agent at least thirty (30) days' prior written notice thereof and
(B) delivered to the Agent all financing statements, instruments and other documents requested by the Agent in connection with such change or relocation.

         (b) Change in Payment Instructions to Obligors. Except as may be required by the Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agent shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

         (c) Modifications to Contracts and Credit and Collection Policy. Such Seller Party will not, and will not permit any Originator to, make any material change or material amendment to the Credit and Collection Policy unless, at least 30 days prior to such material change or material amendment, it has delivered to the Agent a copy of the Credit and Collection Policy then in effect and notice (i) indicating such proposed change or amendment, and (ii) if such proposed change would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agent's consent thereto. Except as provided in Section 8.2(d), the Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

         (d) Sales, Liens. The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any of the Purchased Assets, or assign any right to receive income with respect thereto (other than, in each case, the creation of a security interest therein in favor of the Agent as provided for herein or in any Transaction Document), and the Seller will defend the right, title and interest of the Secured Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Seller or the Originator. The Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory.

         (e) Use of Proceeds. The Seller will not use the proceeds of the Purchases for any purpose other than (i) paying for Receivables and Related Security under and in accordance with the Receivables Sale Agreement, including without limitation, making payments on the Subordinated Notes (as defined therein) to the extent permitted thereunder and under the Receivables Sale Agreement, (ii) paying its ordinary and necessary operating expenses when and as due, and (iii) making Restricted Junior Payments to the extent permitted under this Agreement.

         (f) Termination Date Determination. The Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to any Originator in respect thereof, without the prior written consent of the Agent, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

         (g) Restricted Junior Payments. The Seller will not make any Restricted Junior Payment if after giving effect thereto, the Seller's Net Worth (as defined in the Receivables Sale Agreement) would be less than the Required Capital Amount (as defined in the Receivables Sale Agreement).

         (h) The Seller Indebtedness. The Seller will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Aggregate Unpaids, (ii) the Subordinated Loans (as defined in the Receivables Sale Agreement), and (iii) other current accounts payable arising in the ordinary course of business and not overdue.

         (i) Prohibition on Additional Negative Pledges. No such Seller Party will enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Purchased Assets except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents, and no such Seller Party will enter into or assume any agreement creating any Adverse Claim upon the Subordinated Notes (as defined in the Receivables Sale Agreement).

         (j) Contract Provisions. Except for customary adjustments in the ordinary course of business, such Seller Party will not (and will not permit any Originator to) permit any Contract with respect to any Receivable to contain provisions that either (i) permit or provide for any reduction in the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon or (ii) could otherwise hinder the ability to receive Collections with respect to such Receivable .

         (k) Enforcement. Such Seller Party will not (and will not permit any Originator to) permit any Confidential Contract with respect to any Receivable to contain either (i) restrictions on the ability of the owner of such Receivable to enforce the obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon or (ii) any provisions relating to specific procedures that must be followed to enforce the related Receivable that could reasonably be expected to adversely effect the value of the Receivable or the ability to enforce any such obligation.

                                  ARTICLE VIII

                          ADMINISTRATION AND COLLECTION

         SECTION 8.1 DESIGNATION OF SERVICER.

         (a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the "Servicer") so designated from time to time in accordance with this Section 8.1. Arch is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. The Agent may, upon the occurrence of an Unmatured Amortization Event (other than one arising as a result of a Voluntary Termination, unless another Unmatured Amortization Event occurs), designate as Servicer any Person to succeed Arch or any successor Servicer provided that the Rating Agency Condition is satisfied.

         (b) Arch may delegate, and Arch hereby advises the Agent and Blue Ridge that it has delegated, to each Originator, as sub-servicer of the Servicer, certain of its duties and responsibilities as Servicer hereunder in respect of the Receivables originated by such Originator. Without the prior written consent of the Agent (which consent shall not be unreasonably withheld) Arch shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) the Seller, (ii) any Originator, and (iii) with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices. Neither the Seller nor the Originators shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Arch. If at any time the Agent shall designate as Servicer any Person other than Arch, all duties and responsibilities theretofore delegated by Arch to the Seller or any Originator may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to Arch and to the Seller and such Originator.

         (c) Notwithstanding the foregoing subsection (b): (i) Arch shall be and remain primarily liable to the Agent and Blue Ridge for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent and Blue Ridge shall be entitled to deal exclusively with Arch in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agent and Blue Ridge shall not be required to give notice, demand or other communication to any Person other than Arch in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. Arch, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

         SECTION 8.2 DUTIES OF SERVICER.

         (a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

         (b) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement substantially in the form of Exhibit VI with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, the Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

         (c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of the Seller and Blue Ridge their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of the Agent during the occurrence of an Unmatured Amortization Event, segregate, in a manner acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or the Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Agent such allocable share of Collections of Receivables set aside for Blue Ridge on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

         (d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agent or Blue Ridge under this Agreement. The Agent shall have the right to direct the Servicer to commence or settle any legal action with respect to any Receivable (whether or not such Receivable is a Defaulted or Delinquent Receivable) of an Obligor which is an Obligor under any Defaulted or Delinquent Receivable; provided, however, that the Servicer shall not be required to comply with such direction if the Seller determines, in its reasonable business judgment, that it is preferable not to enforce or settle any Delinquent or Defaulted Receivable, in which case such Defaulted or Delinquent Receivable (and, at the option of the Agent, any other Receivable of such Obligor) shall be treated as a Deemed Collection, and payment shall be made thereon in a manner consistent with Section 1.4(a).

         (e) The Servicer shall hold in trust for the Seller and the Agent and Blue Ridge all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent during the occurrence of an Unmatured Amortization Event, deliver or make available to the Agent all such Records (other than any Record that contains confidentiality provisions (except for Records as to which the related Obligor has consented to such delivery) that cannot be satisfied by the execution and delivery of a confidentiality agreement), at a place selected by the Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to the Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of the Agent or Blue Ridge, furnish to Blue Ridge (promptly after any such request) a calculation of the amounts set aside for Blue Ridge pursuant to Article II.

         (f) Any payment by an Obligor in respect of any indebtedness owed by it to any Originator or the Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a

Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

         SECTION 8.3 COLLECTION NOTICES.

         The Agent is authorized at any time to date and to deliver to the Collection Banks the Collection Notices. The Seller hereby transfers to the Agent for the benefit of Blue Ridge, effective when the Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of the Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. The Seller hereby authorizes the Agent, and agrees that the Agent shall be entitled (a) at any time after delivery of the Collection Notices, to endorse the Seller's name on checks and other instruments representing Collections, (b) at any time after the occurrence of an Amortization Event, to enforce the Receivables, the related Contracts and the Related Security, and (c) at any time after the occurrence of an Amortization Event, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than the Seller.

         SECTION 8.4 RESPONSIBILITIES OF THE SELLER.

         Anything herein to the contrary notwithstanding, the exercise by the Agent, on behalf of Blue Ridge, of the Agent's rights hereunder shall not release the Servicer, any Originator or the Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Agent and Blue Ridge shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller or any Originator thereunder.

         SECTION 8.5 MONTHLY REPORTS.

         The Servicer shall prepare and forward to the Agent (a) on each Monthly Reporting Date, a Monthly Report (which shall include, without limitation, a reporting satisfactory to the Agent relating to the Confidential Contracts and any other Contracts entered into or renewed after the Closing Date that do not contain an Acceptable Assignment Clause) and an electronic file of the data contained therein and (b) at such times as the Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables; provided, however, that the Agent may request that the Servicer deliver a Monthly Report more frequently than monthly but not more frequently than weekly.

         SECTION 8.6 SERVICING FEE.

         As compensation for the Servicer's servicing activities on their behalf, the Servicer shall be paid the Servicing Fee in arrears on each Settlement Date out of Collections.

                                   ARTICLE IX

                               AMORTIZATION EVENTS

         SECTION 9.1 AMORTIZATION EVENTS.

         The occurrence of any one or more of the following events shall constitute an Amortization Event:

         (a) Any of the Seller Parties shall fail (i) to make any payment or deposit (other than in respect of the Invested Amount) required to be made by it under the Transaction Documents and such failure shall continue for three (3) consecutive Business Days, or (ii) to make any payment or deposit required to be made by it under the Transaction Documents when due with respect to a payment in respect of the Invested Amount.

         (b) (i) Any representation or warranty made by any of the Seller Parties in this Agreement or the Receivables Sale Agreement shall prove to have been incorrect in any respect when made or deemed made, (ii) any information contained in any Monthly Report shall prove to have been incorrect in any respect when made, or (iii) any representation, warranty, certification or statement (other than relating to projections or other forward-looking information) made by any of the Seller Parties in any other Transaction Document or in any other document delivered pursuant hereto or thereto (other than in a Monthly Report) shall prove to have been incorrect in any material respect when made or deemed made.

         (c) Any of the Seller Parties shall fail to perform or observe any covenant contained in Section 7.1(p), Section 7.2 or Section 8.5 when due.

         (d) Any of the Seller Parties shall fail to perform or observe any other covenant or agreement under any Transaction Documents and such failure shall continue for ten (10) consecutive Business Days.

         (e) Failure of the Seller to pay any Indebtedness (other than the Aggregate Unpaids) when due or the default by the Seller in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

         (f) Failure of Arch or any of its Subsidiaries other than the Seller to pay Indebtedness in excess of $5,000,000 in aggregate principal amount (hereinafter, "Material Indebtedness") when due; or the default by Arch or any of its Subsidiaries other than the Seller in the performance of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity and, unless such Material Indebtedness is earlier accelerated, such default is not cured within 15 days after its occurrence; or any Material Indebtedness of Arch or any of its Subsidiaries other than the Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

         (g) An Event of Bankruptcy shall occur with respect to any Seller Party or any of its Subsidiaries.

         (h)      As at the end of any Calculation Period:

                  (i) the three-month rolling average Delinquency Ratio shall exceed 6.5%,

                  (ii) the three-month rolling average Default Ratio shall exceed 2.2%, or

                  (iii) the three-month rolling average Dilution Ratio shall exceed 4.9%.

         (i)      A Change of Control shall occur.

         (j) (i) One or more final judgments of a court of competent jurisdiction for the payment of money in an aggregate amount of $10,750 or more shall be entered against the Seller or (ii) one or more final judgments of a court of competent jurisdiction for the payment of money in an amount in excess of $5,000,000, individually or in the aggregate, shall be entered against Arch or any of its Subsidiaries (other than the Seller) on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for sixty (60) consecutive days without a stay of execution.

         (k) The "Termination Date" under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to the Seller under the Receivables Sale Agreement.

         (l) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Seller, or any Originator shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Agent for the benefit of Blue Ridge shall cease to have a valid and perfected first priority security interest in the Receivables, its Collections, "Supporting Obligations" (as defined in
Article 9 of the UCC in effect in each relevant jurisdiction), the Seller's right, title and interest in, to and under each of the Transaction Documents to which it is a party, returned goods the sale of which gave rise to any Receivable, security interests in favor of the Seller that secures payment of such Receivable and all other items of Related Security in which an interest therein may be perfected by the filing of a financing statement under Article 9 of the UCC and proceeds of the foregoing, or any Person shall contest the Agent's perfected first priority ownership interest in that portion of the Related Security in which perfection cannot be accomplished under Article 9 of the relevant UCC, or any Secured Party shall incur any loss resulting from the Seller's failure to perfect Agent's ownership interest in that portion of the Related Security in which perfection cannot be accomplished under Article 9 of the relevant UCC.

         (m) On any Settlement Date, after giving effect to the turnover of Collections by the Servicer on such date and the application thereof to the Aggregate Unpaids in accordance with this Agreement, the Aggregate Invested Amount shall exceed the Purchase Limit.

         (n)      [RESERVED].

         (o) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code with regard to any of the Receivables or the Related Security or the PBGC shall, file notice of a lien pursuant to
Section 4068 of ERISA with regard to any of the Receivables or the Related Security, and any such lien shall not have been released within the earlier to occur of (i) seven (7) days after the date of such filing and (ii) the day on which the Agent becomes aware of such filing.

         (p)      Any Plan of any Seller Party or any of its ERISA Affiliates:

                  (i) shall fail to be funded in accordance with the minimum funding standard required by applicable law, the terms of such Plan, Section 412 of the Tax Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted with respect to such Plan under applicable law, the terms of such Plan or Section 412 of the Tax Code or Section 303 of ERISA; or

                  (ii) is being, or has been, terminated or the subject of termination proceedings under applicable law or the terms of such Plan; or

                  (iii) shall require Arch or any of its ERISA Affiliates to provide security under applicable law, the terms of such Plan, Section 401 or 412 of the Tax Code or Section 306 or 307 of ERISA; or

                  (iv) results in a liability to Arch or any of its ERISA Affiliates under applicable law, the terms of such Plan, or Title IV ERISA,

and there shall result from any such failure, waiver, termination or other event a liability to the PBGC or a Plan that would have a Material Adverse Effect.

         (q) Any event shall occur which has, or could be reasonably expected to have a Material Adverse Effect.

         (r) The Net Pool Balance shall at any time be less than an amount equal to the sum of (i) the Aggregate Invested Amount plus (ii) the Required Reserve.

         SECTION 9.2 REMEDIES.

         Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Required Liquidity Banks shall, take any of the following actions: (a) except upon a Voluntary Termination (unless another Amortization Event occurs), replace the Person then acting as Servicer, (b) declare the Facility Termination Date to have occurred, whereupon Reinvestments shall immediately terminate and the Facility Termination Date shall forthwith occur, all without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Seller Parties; provided, however, that upon the occurrence of an Event of Bankruptcy with respect to a Seller Party, the Facility Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by such Seller Party, (c) deliver the Collection Notices to the Collection Banks, (d) exercise all rights and remedies of a secured party upon default under the UCC and other applicable laws, and (e) notify Obligors of the Agent's security interest in the Receivables and other Purchased Assets. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and Blue Ridge otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

                                    ARTICLE X

                                 INDEMNIFICATION

         SECTION 10.1 INDEMNITIES BY THE SELLER PARTIES.

         Without limiting any other rights that the Agent or Blue Ridge may have hereunder or under applicable law, (a) the Seller hereby agrees to indemnify (and pay upon demand to) the Agent, Blue Ridge, each of the Liquidity Banks and each of the respective assigns, officers, directors, agents and employees of the foregoing (each, an "Indemnified Party") from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Blue Ridge or any of its Liquidity Banks of an interest in the Receivables, and (b) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer's activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (a) and (b):

                  (i) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

                  (ii) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

                  (iii) taxes imposed by the United States, the Indemnified Party's jurisdiction of organization (or in the case of an individual, primary resident) or any other jurisdiction in which such Indemnified Party has established a taxable nexus other than in connection with the transactions contemplated hereby, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by Blue Ridge of

         Receivables as a loan or loans by Blue Ridge to the Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections;

provided, however, that nothing contained in this sentence shall limit the liability of the Seller Parties or limit the recourse of Blue Ridge to the Seller Parties for amounts otherwise specifically provided to be paid by the Seller Parties under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, the Seller shall indemnify the Agent and Blue Ridge for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to the Seller or the Servicer) relating to or resulting from:

                  (i) any representation or warranty made by a Seller Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

                  (ii) the failure by the Seller, the Servicer or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of the Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

                  (iii) any failure of the Seller, the Servicer or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

                  (iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

                  (v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

                  (vi) the commingling of Collections of Receivables at any time with other funds;

                  (vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Purchase, the Purchased Assets or any other investigation, litigation or proceeding relating to the Seller, the Servicer or the Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

                  (viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

                  (ix)     any Amortization Event of the type described in
         Section 9.1(g);

                  (x) any failure of the Seller to acquire and maintain legal and equitable title to, and ownership of any of the Purchased Assets from the applicable Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of the Seller to give reasonably equivalent value to any Originator under the Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action (except as created by the Transaction Documents);

                  (xi) any failure to vest and maintain vested in the Agent for the benefit of Blue Ridge, or to transfer to the Agent for the benefit of the Secured Parties, a valid first priority perfected security interests in the Purchased Assets, free and clear of any Adverse Claim (except as created by the Transaction Documents);

                  (xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Purchased Assets, and the proceeds thereof, whether at the time of any Purchase or at any subsequent time;

                  (xiii) any action or omission by a Seller Party which reduces or impairs the rights of the Agent or Blue Ridge with respect to any Purchased Assets or the value of any Purchased Assets;

                  (xiv) any attempt by any Person to void any Purchase or the Agent's security interest in the Purchased Assets under statutory provisions or common law or equitable action; and

                  (xv) the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

         SECTION 10.2 INCREASED COST AND REDUCED RETURN.

         If after the date hereof, any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a "Regulatory Change"): (a) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source's obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (b) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (c) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source's capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, promptly upon demand by the Agent, the Seller shall pay to the Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction; provided, however, that no Funding Source shall be entitled to any compensation for any increased costs under this Section 10.2 unless the Agent or such Funding Source delivers a reasonably detailed certificate to the Seller setting forth the amounts and the basis for such increased costs.

         SECTION 10.3 OTHER COSTS AND EXPENSES.

         The Seller shall pay to the Agent and Blue Ridge promptly on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of Blue Ridge's auditors auditing the books, records and procedures of the Seller, reasonable fees and out-of-pocket expenses of legal counsel for Blue Ridge and the Agent with respect thereto and with respect to advising Blue Ridge and the Agent as to their respective rights and remedies under this Agreement. The Seller shall pay to the Agent promptly on demand any and all reasonable costs and expenses of the Agent and Blue Ridge, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event. The Seller shall reimburse Blue Ridge promptly on demand for all other costs and expenses incurred by Blue Ridge ("Other Costs"), including, without limitation, the cost of auditing Blue Ridge's books by certified public accountants, the cost of rating the Commercial Paper by independent financial rating agencies, and the reasonable fees and out-of-pocket expenses of counsel for Blue Ridge or any counsel for any shareholder of Blue Ridge with respect to advising Blue Ridge or such shareholder as to matters relating to Blue Ridge's operations.

         SECTION 10.4 ALLOCATIONS.

         Blue Ridge shall in its reasonable judgment allocate the liability for Other Costs among the Seller and other Persons with whom Blue Ridge has entered into agreements to purchase interests in or finance receivables and other financial assets ("Other Customers"). If any Other Costs are attributable to the Seller and not attributable to any Other Customer, the Seller shall be solely liable for such Other Costs. However, if Other Costs are attributable to Other Customers and not attributable to the Seller, such Other Customer shall be solely liable for such Other

Costs. All allocations to be made pursuant to the foregoing provisions of this
Article X shall be made by Blue Ridge in its sole discretion and shall be binding on the Seller and the Servicer.

                                   ARTICLE XI

                                    THE AGENT

         SECTION 11.1 AUTHORIZATION AND ACTION.

         Blue Ridge, on behalf of itself and its assigns, hereby designates and appoints Wachovia to act as its agent under the Liquidity Agreement, this Agreement and under each other Transaction Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Liquidity Agreement, this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto, including, without limitation, the power to perfect all security interests granted under the Transaction Documents. The provisions of Article ___ of the Liquidity Agreement are hereby incorporated by this reference with the same force and effect as if fully set forth herein, and shall govern the relationship between the Agent, on the one hand, and Blue Ridge, on the other.

                                   ARTICLE XII

                         ASSIGNMENTS AND PARTICIPATIONS

         SECTION 12.1 ASSIGNMENTS AND PARTICIPATIONS BY BLUE RIDGE.

         Each of the parties hereto, on behalf of its successors and assigns, hereby agrees and consents to the complete or partial sale by Blue Ridge of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Liquidity Banks pursuant to the Liquidity Agreement, regardless of whether such sale constitutes an assignment or the sale of a participation in such rights and obligations.

         SECTION 12.2 PROHIBITION ON ASSIGNMENTS BY THE SELLER PARTIES.

         No Seller Party may assign any of its rights or obligations under this Agreement without the prior written consent of the Agent and each of Blue Ridge and without satisfying the Rating Agency Condition.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         SECTION 13.1 WAIVERS AND AMENDMENTS.

         (a) No failure or delay on the part of the Agent or Blue Ridge in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

         (b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this
Section 13.1(b). Blue Ridge, the Seller and the Agent, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

                  (i) without the consent of Blue Ridge and each affected Liquidity Bank, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by the Seller or the Servicer,
         (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Agent for the benefit of Blue Ridge, (D) change the Invested Amount of any Receivable Interest, (E) amend, modify or waive any provision of the definition of Required Liquidity Banks or this
         Section 13.1(b), (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement,
         (G) change the definition of "Eligible Receivable," "Loss Reserve," "Dilution Reserve," "Yield Reserve," "Servicing Reserve," "Servicing Fee Rate," "Required Reserve" or "Required Reserve Factor Floor" or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

                  (ii) without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Agent,

and any material amendment, waiver or other modification of this Agreement shall require satisfaction of the Rating Agency Condition.

         SECTION 13.2 NOTICES.

         Except as provided in this Section 13.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 13.2. The Seller hereby authorizes the Agent to effect Purchases and Interest Period and Yield Rate selections based on telephonic notices made by any Person whom the Agent in good faith believes to be acting on behalf of the Seller. The Seller agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of the Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent, the records of the Agent shall govern absent manifest error.

         SECTION 13.3 PROTECTION OF AGENT'S SECURITY INTEREST.

         (a) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may request, to perfect, protect or more fully evidence the Agent's security interest in the Purchased Assets, or to enable the Agent or Blue Ridge to exercise and enforce their rights and remedies hereunder; provided, however, that unless and until an Amortization Event or an Unmatured Amortization Event has occurred, no Seller Party shall be required to take any actions to establish, maintain or perfect the Seller's ownership interest in the Related Security other than the filing of financing statements under the UCC of all appropriate jurisdictions. During the occurrence and continuance of an Unmatured Amortization Event or an Amortization Event, the Agent may, or the Agent may direct the Seller or the Servicer to, notify the Obligors of Receivables, at the Seller's expense, of the ownership or security interests of Blue Ridge under this Agreement. During the occurrence and continuance of an Unmatured Amortization Event or an Amortization Event, the Agent may direct the Seller or Servicer (and if the Seller or Servicer fails to do so) Agent may direct that payments of all amounts due or that become due under any or all Receivables be made directly to an account specified by the Agent or its designee which may be an account of the Agent or its designee. The Seller or the Servicer (as applicable) shall, at the Agent's request, withhold the identities of the Agent and Blue Ridge in any such notification.

         (b) If any Seller Party fails to perform any of its obligations hereunder, the Agent or Blue Ridge may (but shall not be required to) upon notice to such Seller Party perform, or cause performance of, such obligations, and the Agent's or Blue Ridge's costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Section 10.3. The Seller Parties irrevocably authorize the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of the Seller Parties (i) to execute on behalf of the Seller as debtor and to file financing statements necessary or desirable in the Agent's sole discretion to perfect and to maintain the perfection and priority of the interest of Blue Ridge in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent's security interest in the Purchased Assets, for the benefit of the Secured Parties. This appointment is coupled with an interest and is irrevocable. From and after July 1, 2001: (A) each of the Seller Parties hereby authorizes the Agent to file financing statements and other filing or recording documents with respect to the Receivables and Related Security (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of the Seller Parties, in such form and in such offices as the Agent reasonably determines appropriate to perfect or maintain the perfection of the security interest of the Agent hereunder, (B) each of the Seller Parties acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Receivables or Related Security (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Agent, consenting to the form and substance of such filing or recording document, and (C) each of the Seller Parties approves, authorizes and ratifies any filings or recordings made by or on behalf of the Agent in connection with the perfection of the security interests in favor of the Seller or the Agent.

         SECTION 13.4 CONFIDENTIALITY.

         (a) Each of the Seller Parties shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Agent and Blue Ridge and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that the Seller Parties and their respective officers and employees may disclose such information to such Seller Party's directors, external accountants and attorneys and in accordance with any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceeding (whether or not having the force or effect of law).

         (b) Anything herein to the contrary notwithstanding, the Seller Parties hereby consent to the disclosure of any nonpublic information with respect to it (i) to the Agent, the Liquidity Banks or Blue Ridge by each other,
(ii) by the Agent or Blue Ridge to any prospective or actual assignee or participant of any of them and (iii) by the Agent to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Blue Ridge or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Wachovia acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided that each such Person is informed of the confidential nature of such information. In addition, Blue Ridge and the Agent may disclose any such nonpublic information in accordance with any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

         (c) Blue Ridge and the Agent shall each maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to each Originator, the Obligors and their respective businesses obtained by it in connection with the due diligence evaluations, structuring, negotiating and execution of the Transaction Documents, and the consummation of the transactions contemplated herein and any other activities of Blue Ridge or the Agent arising from or related to the transactions contemplated herein provided, however, that each of Blue Ridge and the Agent and its employees and officers shall be permitted to disclose such confidential or proprietary information: (i) to the other Purchasers, (ii) to any prospective or actual assignee or participant of Blue Ridge, the Agent or the other Purchasers who execute a confidentiality agreement for the benefit of any Originator and Seller on terms comparable to those required of Blue Ridge and the Agent hereunder with respect to such disclosed information, (iii) to any rating agency, provider of a surety, guaranty or credit or liquidity enhancement to Blue Ridge, (iv) to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, and (v) to the extent required pursuant to any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings with competent jurisdiction (whether or not having the force or effect of law).

         SECTION 13.5 BANKRUPTCY PETITION.

         The Seller, the Servicer, the Agent and each Liquidity Bank hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Blue Ridge, it will not institute against, or join any other Person in instituting against, Blue Ridge any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

         SECTION 13.6 LIMITATION OF LIABILITY.

         Except with respect to any claim arising out of the willful misconduct or gross negligence of Blue Ridge, the Agent or any Liquidity Bank, no claim may be made by a Seller Party or any other Person against Blue Ridge, the Agent or any Liquidity Bank or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Seller Parties hereby waive, release, and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         SECTION 13.7 CHOICE OF LAW.

         THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTEREST OF SELLER OR THE SECURITY INTEREST OF THE AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, IN ANY OF THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

         SECTION 13.8 CONSENT TO JURISDICTION.

         EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL

PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

         SECTION 13.9 WAIVER OF JURY TRIAL.

         EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

         SECTION 13.10 INTEGRATION; BINDING EFFECT; SURVIVAL OF TERMS.

         (a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

         (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by the Seller Parties pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Section 13.4 and Section 13.5 shall be continuing and shall survive any termination of this Agreement.

         (c) Each of the Seller Parties, Blue Ridge and the Agent hereby acknowledges and agrees that the Liquidity Banks are hereby made express third party beneficiaries of this Agreement and each of the other Transaction Documents.

         SECTION 13.11 COUNTERPARTS; SEVERABILITY; SECTION REFERENCES.

         This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of a signature page to this Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to "Article,"

"Section," "Schedule" or "Exhibit" shall mean articles and sections of, and schedules and exhibits to, this Agreement.

         SECTION 13.12 CHARACTERIZATION.

         (a) It is the intention of the parties hereto that each Purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which Purchase shall provide the Blue Ridge with the full benefits of ownership of the applicable Receivable Interest. Except as specifically provided in this Agreement, each sale of a Receivable Interest hereunder is made without recourse to the Seller; provided, however, that (i) the Seller shall be liable to Blue Ridge and the Agent for all representations, warranties, covenants and indemnities made by the Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by Blue Ridge or the Agent or any assignee thereof of any obligation of the Seller or any Originator or any other person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of the Seller or any Originator.

         (b) In addition to any ownership interest which the Agent or Blue Ridge may from time to time acquire pursuant hereto, the Seller hereby grants to the Agent for the ratable benefit of Blue Ridge a valid security interest in all of the Seller's right, title and interest, whether now owned or hereafter acquired, in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, all proceeds of the foregoing and all other assets of the Seller prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Agent, on behalf of Blue Ridge, shall have, in addition to the rights and remedies that it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.


                            [signature pages follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers or attorneys-in-fact as of the date hereof.

                                     ARCH CHEMICALS RECEIVABLES CORP.

                                     By:      /s/ W. Paul Bush
                                         ---------------------------------------
                                     Name:    W. Paul Bush
                                           -------------------------------------
                                     Title:   Vice President & Treasurer
                                            ------------------------------------

                                     Address:
                                     US Mail:
                                     c/o Arch Chemicals, Inc.
                                     501 Merritt 7
                                     P.O. Box 5204
                                     Norwalk, CT 06856-5204

                                     Hand Delivery:
                                     c/o Arch Chemicals, Inc.
                                     501 Merritt 7
                                     Norwalk, CT 06851

                                     Attention: Corporate Secretary
                                     Phone: (203) 229-2900
                                     Fax: (203) 229-2713


                                     ARCH CHEMICALS, INC.

                                     By:      /s/ W. Paul Bush
                                         ---------------------------------------
                                     Name:    W. Paul Bush
                                           -------------------------------------
                                     Title:   Treasurer
                                            ------------------------------------

                                     Address:
                                     US Mail:
                                     501 Merritt 7
                                     P.O. Box 5204
                                     Norwalk, CT 06856-5204

                                     Hand Delivery:
                                     501 Merritt 7
                                     Norwalk, CT 06851

                                     Attention: Corporate Secretary
                                     Phone: (203) 229-2900
                                     Fax: (203) 229-2713

                        [additional signatures to follow]

                                BLUE RIDGE ASSET FUNDING CORPORATION

                                By:  Wachovia Bank, N.A., as Attorney-in-Fact

                                By:      /s/ Gary G. Fleming, Jr.
                                    -------------------------------------------
                                Name:    Gary G. Fleming, Jr.
                                      ------------------------------------------
                                Title:   Senior Vice President
                                       -----------------------------------------

                                Address:
                                c/o Wachovia Bank, N.A., as Administrative Agent 100 North Main Street
                                Winston-Salem, NC 27150
                                Telephone: (336) 735-6097
                                Fax: (336) 735-6099


                                WACHOVIA BANK, N.A., as a Liquidity Bank and as Agent


                                By:      /s/ W. Adrian Jordan
                                    --------------------------------------------
                                Name:    W. Adrian Jordan
                                      ------------------------------------------
                                Title:   Director
                                       -----------------------------------------

                                Address:
                                191 Peachtree Street, N.E., GA-423
                                Atlanta, Georgia 30303
                                Telephone:  (404) 332-1398
                                Fax: (404) 332-5152


                               [end of signatures]

                                    EXHIBIT I

                                   DEFINITIONS

         As used in the Agreement and the Exhibits and Schedules thereto, the following terms shall have the meanings set forth in this Exhibit I (such meanings to be equally applicable to both the singular and plural forms of the terms defined). If a capitalized term is used in the Agreement, or any Exhibit or Schedule thereto, and is not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Receivables Sale Agreement (hereinafter defined).

Acceptable Assignment Clause: A clause that provides that the seller under the related contract shall have the right to assign that contract, but not to delegate its duties thereunder, without the prior written consent of the purchaser under that contract, to Arch Chemicals Receivables Corp., or to any direct or any indirect wholly-owned affiliate of Arch Chemicals, Inc. and such seller and its assigns shall have the right to assign any right to receive payment under this contract, without the prior written consent of the purchaser under that contract.

Adjusted Dilution Ratio: At any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

Adverse Claim: A lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person.

Affiliate: With respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

Agent:  As defined in the preamble to this Agreement.

Agent's Account:  Account #8735-098787 at Wachovia Bank, N.A., ABA #053100494.

Aggregate Invested Amount: On any date of determination, the aggregate Invested Amount of all Receivable Interests outstanding on such date.

Aggregate Reduction:  As defined in Section 1.3(b).

Aggregate Unpaids: At any time, an amount equal to the sum of (i) the Aggregate Invested Amount, plus (ii) all Recourse Obligations (whether due or accrued) at such time.

Agreement: This Receivables Purchase Agreement, as it may be amended or modified and in effect from time to time.

Alternate Base Rate: For any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Effective Rate. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Effective Rate shall be effective on the date of each such change.

Amortization Date: The earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Event of Bankruptcy with respect to a Seller Party, (iii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event, and
(iv) the date which is ten (10) Business Days after the Agent's receipt of written notice from the Seller that it wishes to terminate the facility evidenced by this Agreement.

Amortization Event:  As defined in Article IX.

Authorized Officer: With respect to any Person, its president, chief executive officer, any vice president, corporate controller, treasurer or chief financial officer.

Blue Ridge:  As defined in the preamble to this Agreement.

Blue Ridge's Portion: On any date of determination, the sum of the percentages represented by the Receivable Interests.

Broken Funding Costs: For any Receivable Interest which: (i) has its Invested Amount reduced without compliance by the Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned by Blue Ridge to the Liquidity Banks under the Liquidity Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Interest Periods or the tranche periods for Commercial Paper determined by the Agent to relate to such Receivable Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Invested Amount of such Receivable Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of
(1) to the extent all or a portion of such Invested Amount is allocated to another Receivable Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Invested Amount for the new Receivable Interest, and (2) to the extent such Invested Amount is not allocated to another Receivable Interest, the income, if any, actually received during the remainder of such period by the holder of such Receivable Interest from investing the portion of such Invested Amount not so allocated.

Business Day: Any day on which banks are not authorized or required to close in New York, New York or Atlanta, Georgia, and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

Calculation Period:  A calendar month.

Change of Control: (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of
1934) of 51% or more of the outstanding shares of voting stock entitled to elect a majority of the board of directors of Arch, or (ii) Arch ceases to own 100% of the outstanding shares of voting stock of the Seller.

Closing Date:  March 19, 2002.

Collection Account: Each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

Collection Account Agreement: An agreement substantially in the form of Exhibit VI among an Originator, Servicer, the Seller, the Agent and a Collection Bank.

Collection Bank: At any time, any of the banks holding one or more Collection Accounts.

Collection Notice: A notice, in substantially the form of Annex A to Exhibit VI, from the Agent to a Collection Bank.

Collections: With respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

Commercial Paper: Promissory notes of Blue Ridge issued by Blue Ridge in the commercial paper market.

Confidential Contract Limit: On any day, an amount equal to the product of the Confidential Contract Percentage and the aggregate Outstanding Balance of all Eligible Receivables on such day.

Confidential Contract Percentage:  11.5%.

Confidential Contracts: Those certain contracts described in the side letter, dated as of the Closing Date among the Servicer, Blue Ridge and the Agent, as such side letter may be amended, modified, restated or replaced from time to time.

Contingent Obligation: Of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

Contract: With respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

CP Costs: For each day, the sum of (i) discount or interest accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase or financing facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase or financing facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any investment of Blue Ridge pursuant to the terms of any receivable purchase or financing facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if the Seller shall request any Purchase during any period of time determined by the Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Purchase, the principal associated with any such Purchase shall, during such period, be deemed to be funded by Blue Ridge in a special pool (which may include capital associated with other receivable purchase or financing facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such principal.

Credit Agreement: That certain Five Year Credit Agreement, dated as of January 27, 1999, among the Servicer, Olin Corporation, Bank of America National Trust and Savings Association, as syndication agent, Wachovia Bank, N.A., as documentation agent, the lenders party thereto, and the Chase Manhattan Bank, as Administrative Agent, as amended to date.

Credit and Collection Policy: The Seller's credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VII hereto, as modified from time to time in accordance with this Agreement.

Cut-Off Date:  The last day of a Calculation Period.

Days Sales Outstanding: As of any day, an amount equal to the product of (i) 91, multiplied by (A) the amount obtained by dividing (1) the aggregate outstanding balance of Receivables as of the most recent Cut-Off Date, by (2) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

Deemed Collections: Collections deemed received by the Seller under Section 1.4(a).

Default Horizon Ratio: As of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate sales generated by an Originator during the six (6) Calculation Periods ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-off Date.

Default Rate: A rate per annum equal to the sum of (i) the Alternate Base Rate plus (ii) 2.00%, changing when and as the Alternate Base Rate changes.

Default Ratio: As of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (i) the total amount of Receivables which became Defaulted Receivables during the Calculation Period that includes such Cut-Off Date, by
(ii) the aggregate sales generated by an

Originator during the Calculation Period occurring six (6) months prior to the Calculation Period ending on such Cut-Off Date.

Defaulted Receivable: A Receivable: (i) as to which the Obligor thereof has suffered an Event of Bankruptcy; (ii) which, consistent with the Credit and Collection Policy, would be written off the Seller's books as uncollectible; or
(iii) as to which any payment, or part thereof, remains unpaid for 121 days or more from the original due date for such payment.

Delinquency Ratio: At any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

Delinquent Receivable: A Receivable as to which any payment, or part thereof, remains unpaid for 91-120 days from the original due date for such payment.

Dilution: The amount of any reduction or cancellation of the Outstanding Balance of a Receivable as described in Section 1.4(a).

Dilution Horizon Ratio: As of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (i) the aggregate sales generated by an Originator during the two previous Calculation Periods ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-Off Date.

Dilution Ratio: As of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (i) the total amount of decreases in Outstanding Balances due to Dilutions during the two previous Calculation Periods ending on such Cut-Off Date, by (ii) the aggregate sales generated by an Originator during the second preceding Calculation Period ending on such Cut-Off Date.

Dilution Reserve: For any Calculation Period, the product (expressed as a percentage) of:

                  (i) the sum of (A) two times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (B) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times

                  (ii) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

Dilution Volatility Component: The product (expressed as a percentage) of (i) the difference between (A) the highest three (3)-month rolling average Dilution Ratio over the past 12 Calculation Periods and (B) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in
(i)(A) of this definition and the denominator of which is equal to the amount calculated in (i)(B) of this definition.

Downgraded Liquidity Bank: A Liquidity Bank which has been the subject of a Downgrading Event.

Downgrading Event: With respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1 by S&P, or (ii) P-1 by Moody's.

Eligible Assignee: A commercial bank having a combined capital and surplus of at least $250,000,000 with a rating of its (or its parent holding company's) short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody's.

Eligible Receivable:  At any time, a Receivable:

                  (i) the Obligor of which (A) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; (B) is not an Affiliate of any of the parties hereto and
         (C) is not a government or a governmental subdivision or agency,

                  (ii) that arises under a Contract that (A) is an Existing Restricted Contract, (b) contains an Acceptable Assignment Clause, or
         (c) arises under a Restricted Contract for which consent to the assignment has been obtained,

                  (iii) which is not a Defaulted Receivable or owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Defaulted Receivables,

                  (iv) which was not a Delinquent Receivable on the date on which it was acquired by the Seller from the applicable Originator,

                  (v) which by its terms is due and payable within 60 days of the original billing date therefor and has not had its payment terms extended more than once,

                  (vi) which is an "account" within the meaning of Section 9-106 and Section 9-105, respectively, of the UCC of all applicable jurisdictions,

                  (vii) which is denominated and payable only in United States dollars in the United States,

                  (viii) which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,

                  (ix) which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale, pledge or assignment of the applicable Originator's (or its assignees' under such Contract) rights to payment under such Contract, and (B) does not contain a confidentiality provision that purports to restrict the ability of Blue Ridge to exercise its rights under this Agreement, including, without limitation, its right to review the Contract; provided, however, this subclause (B) shall not apply to Existing Confidential Contracts; provided, further, that this subclause (B) shall not apply to a Contract containing such provisions that is executed after the Closing Date if (1) the Seller has disclosed in writing the name of the related Obligor to the Agent and (2) the Agent has agreed in writing that the Receivables arising under such Contract may be treated as Eligible Receivables,

                  (x) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,

                  (xi) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation except any such contravention or violation which does not have an adverse effect on the Receivables,

                  (xii) which satisfies all applicable requirements of the Credit and Collection Policy,

                  (xiii) which was generated in the ordinary course of the applicable Originator's business,

                  (xiv) which arises from the sale of goods, or the provision of services, to the related Obligor by the applicable Originator, and except for incidental amounts, relating to, for example the delivery or shipment of the related goods to the Obligor, not from the sale of goods or provision of services by any other Person (in whole or in part),

                  (xv) as to which the Agent has not notified the Seller that the Agent has reasonably determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not reasonably acceptable to the Agent,

                  (xvi) which is not subject to any current dispute, right of rescission, set-off, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other Adverse Claim, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected, and provided, further, that Receivables of any Obligor which has any accounts payable by the applicable Originator or by a wholly-owned Subsidiary of such Originator (thus giving rise to a potential offset against such Receivables) may be treated as Eligible Receivables to the extent that the Obligor of such Receivables has agreed pursuant to a written agreement in form and substance satisfactory to the Agent, that such Receivables shall not be subject to such offset,

                  (xvii) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

                  (xviii) as to which each of the representations and warranties contained in Section 5.1(g), Section 5.1(i), Section 5.1(j), Section 5.1(r), Section 5.1(s), Section 5.1(t) and Section 5.1(u) is true and correct,

                  (xix) all right, title and interest to and in which has been validly transferred by the applicable Originator directly to the Seller under and in accordance with the Receivables Sale Agreement, and the Seller has good and marketable title thereto free and clear of any Adverse Claim, and

                  (xx) as to which, if originated under a Confidential Contract, the Agent has not notified the Seller in writing that the Agent has determined (in its sole discretion) that such Receivable or class of Receivables is not acceptable as an Eligible Receivable.

ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

ERISA Affiliate: Any trade or business (whether or not incorporated) under common control with Arch within the meaning of Section 414(b) or (c) of the Tax Code (and Sections 414(m) and (o) of the Tax Code for purposes of provisions relating to Section 412 of the Tax Code).

Event of Bankruptcy: Shall be deemed to have occurred with respect to a Person if either:

                  (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

                  (ii) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

Existing Confidential Contracts: Those Confidential Contracts of the four (4) previously identified Obligors existing on the Closing Date.

Existing Restricted Contract: Any Restricted Contract existing on the Closing Date or entered into within twenty (20) days after the Closing Date.

Facility Account:  The Seller's account no. 1864002417 at Wachovia.

Facility Termination Date: The earlier of (i) the Liquidity Termination Date and
(ii) the Amortization Date.

Federal Bankruptcy Code: Title 11 of the United States Code entitled "Bankruptcy," as amended and any successor statute thereto.

Federal Funds Effective Rate: For any period, a fluctuating interest rate per annum for each day during such period equal to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

Fee Letter: That certain letter agreement dated as of March 19, 2002 among the Seller, Arch and the Agent, as it may be amended, restated or otherwise modified and in effect from time to time.

Final Payout Date: The date on which all Aggregate Unpaids have been paid in full and the Purchase Limit has been reduced to zero.

Finance Charges: With respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

Funding Agreement: (i) this Agreement, (ii) the Liquidity Agreement and (iii) any other agreement or instrument executed by any Funding Source with or for the benefit of Blue Ridge.

Funding Source: (i) any Liquidity Bank or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Blue Ridge.

GAAP: Generally accepted accounting principles in effect in the United States of America as in effect from time to time.

Incremental Purchase: A purchase of one or more Receivable Interests which increases the total outstanding Aggregate Invested Amount hereunder.

Indebtedness: Of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

Indemnified Amounts:  As defined in Section 10.1(a).

Indemnified Party:  As defined in Section 10.1(a).

Independent Director: A member of the Board of Directors of the Seller who is not at such time, and has not been at any time during the preceding five (5) years: (i) a director, officer, employee or affiliate of any Originator or any of their respective Subsidiaries or Affiliates (other than the Seller), or (ii) the beneficial owner (at the time of such individual's appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of the Seller, any Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights.

Interest Period: With respect to any Receivable Interest funded through a Liquidity Funding:

                  (i) if Yield for such Receivable Interest is calculated on the basis of the LIBO Rate, a period of one, two, three or six months, or such other period as may be mutually agreeable to the Agent and the Seller, commencing on a Business Day selected by the Seller or the Agent pursuant to this Agreement. Such Interest Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Interest Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Interest Period shall end on the last Business Day of such succeeding month; or

                  (ii) if Yield for such Receivable Interest is calculated on the basis of the Alternate Base Rate, a period commencing on a Business Day selected by the Seller and agreed to by the Agent, provided that no such period shall exceed one month.

If any Interest Period would end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that in the case of Interest Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day. In the case of any Interest Period which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Interest Period shall end on the Facility Termination Date. The duration of each Interest Period which commences after the Facility Termination Date shall be of such duration as selected by the Agent.

Invested Amount: Of any Receivable Interest means, at any time, (i) the Purchase Price of such Receivable Interest, minus (ii) the sum of the aggregate amount of Collections and other payments received by the Agent which in each case are applied to reduce such Invested Amount in accordance with the terms and conditions of this Agreement; provided that such Invested

Amount shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

LIBO Rate: For any Interest Period, the rate per annum determined on the basis of the offered rate for deposits in U.S. dollars of amounts equal or comparable to the Invested Amount offered for a term comparable to such Interest Period, which rates appear on a Bloomberg L.P. terminal, displayed under the address "US0001M "Index" Q "Go"" (or any successor address) or if such rate is unavailable, the rate appearing on Telerate page 3750 (or any successor page) effective as of 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such pages, the LIBO Rate for such Interest Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two major banks in New York, New York, selected by the Agent, at approximately 10:00 a.m.(New York time), two Business Days prior to the first day of such Interest Period, for deposits in U.S. dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the Invested Amount, divided by (i) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Interest Period plus (ii) the Eurodollar Spread as defined in the Credit Agreement.

Liquidity Agreement: That certain Liquidity Asset Purchase Agreement dated as of March 19, 2002, by and among Blue Ridge, the Agent and the banks from time to time party thereto, as the same may be amended, restated and/or otherwise modified from time to time in accordance with the terms thereof.

Liquidity Bank: Each bank from time to time party to the Liquidity Agreement (other than the Agent acting in its capacity as the Agent thereunder).

Liquidity Commitment: As to each Liquidity Bank, its commitment under the Liquidity Agreement. The Liquidity Commitments, in the aggregate, shall equal 102% of the Purchase Limit hereunder.

Liquidity Funding: A purchase by any Liquidity Bank pursuant to its Liquidity Commitment of all or any portion of, or any undivided interest in, a Receivable Interest.

Liquidity Termination Date:  The earlier to occur of the following:

                  (i) the date on which the Liquidity Banks' Liquidity Commitments expire, cease to be available to Blue Ridge or otherwise cease to be in full force and effect; or

                  (ii) the date on which a Downgrading Event with respect to a Liquidity Bank shall have occurred and been continuing for not less than 30 days, and either (A) the Downgraded Liquidity Bank shall not have been replaced by an Eligible Assignee pursuant to the Liquidity Agreement, or (B) the Liquidity Commitment of such Downgraded Liquidity Bank shall not have been funded or collateralized in such a manner that will avoid a reduction in or withdrawal of the credit rating applied to the

         Commercial Paper to which such Liquidity Agreement applies by any of the rating agencies then rating such Commercial Paper.

Lock-Box: Each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

Loss Reserve: For any Calculation Period, the product (expressed as a percentage) of (i) 2.0, times (ii) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (iii) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

Material Adverse Effect: A material adverse effect on (i) the financial condition or operations of Arch and its Subsidiaries taken as a whole, (ii) the ability of any Seller Party to perform its obligations under this Agreement,
(iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) the Agent's security interest, for the benefit of the Secured Parties, in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

Material Indebtedness:  As defined in Section 9.1(f)

Monthly Report: A report, in substantially the form of Exhibit VIII hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to
Section 8.5.

Monthly Reporting Date: The 15th day of each month after the date of this Agreement (or if any such day is not a Business Day, the next succeeding Business Day thereafter) or such other days of any month as Agent may request in connection with Section 8.5 hereof.

Moody's:  Moody's Investors Service, Inc.

Net Pool Balance: At any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by the aggregate amount by which the Outstanding Balance of all Eligible Receivables (i) of each Obligor and its Affiliates exceeds the Obligor Concentration Limit for such Obligor and (ii) that arise under Confidential Contracts exceed the Confidential Contract Limit.

Obligor:  A Person obligated to make payments pursuant to a Contract.

Obligor Concentration Limit: At any time, in relation to the aggregate Outstanding Balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody's (or in the absence thereof, the equivalent long term unsecured senior debt ratings), the applicable concentration limit shall be determined according to the following table:

                                                                         Allowable % of Eligible
        S&P Rating                         Moody's Rating                Receivables
        ----------                         --------------                -----------
        A-1+                               P-1                           10%
        A-1                                P-1                           8%
        A-2                                P-2                           6%
        A-3                                P-3                           3.5%
        Below A-3 or Not Rated by either   Below P-3 or Not Rated by
        S&P or Moody's                     either S&P or Moody's         3.5%

; provided, however, that (i) if any Obligor has a split rating, the applicable rating will be the lower of the two, (ii) if any Obligor is not rated by either S&P or Moody's, the applicable Obligor Concentration Limit shall be the one set forth in the last line of the table above, and (iii) subject to satisfaction of the Rating Agency Condition and/or an increase in the percentage set forth in clause (i)(A) of the definition of "Required Reserve," upon the Seller's request from time to time, the Agent may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a "Special Concentration Limit"), it being understood that any Special Concentration Limit may be cancelled by the Agent upon not less than five (5) Business Days' written notice to the Seller Parties.

Originators: Each Originator, in its capacity as a seller under the Receivables Sale Agreement.

Other Costs:  As defined in Section 10.3.

Other Customers:  As defined in Section 10.4.

Outstanding Balance: Of any Receivable at any time means the then outstanding principal balance thereof.

Participant:  As defined in Section 12.2.

PBGC:  The Pension Benefit Guaranty Corporation, or any successor thereto.

Pension Plan: A pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which Arch sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

Person: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

Plan: An employee benefit plan (as defined in Section 3(3) of ERISA) which Arch or any of its ERISA Affiliates sponsors or maintains or to which Arch or any of its ERISA Affiliates makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Plan maintained outside the United States primarily for the benefit of Persons who are not U.S. residents.

Pooled Commercial Paper: Commercial Paper notes of Blue Ridge subject to any particular pooling arrangement by Blue Ridge, but excluding Commercial Paper issued by Blue Ridge for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by Blue Ridge.

Prime Rate: A rate per annum equal to the prime rate of interest announced from time to time by Wachovia (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

Proposed Reduction Date:  As defined in Section 1.3(a).

Purchase:  An Incremental Purchase or a Reinvestment.

Purchase Date:  Each Business Day on which a Purchase is made hereunder.

Purchase Limit:  $80,000,000.

Purchase Notice:  As defined in Section 1.2.

Purchase Price: With respect to any Incremental Purchase of a Receivable Interest, the amount paid to the Seller for such Receivable Interest which shall not exceed the least of (i) the amount requested by the Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Pool Balance (less the Required Reserve) on the applicable purchase date over the aggregate outstanding amount of Aggregate Invested Amount determined as of the date of the most recent Monthly Report, taking into account such proposed Incremental Purchase.

Purchased Assets: All of the Seller's right, title and interest, whether now owned and existing or hereafter arising in and to all of the Receivables, the Related Security, the Collections and all proceeds of the foregoing.

Rating Agency Condition: That Blue Ridge has received written notice from S&P and Moody's that an amendment, a change or a waiver will not result in a withdrawal or downgrade of the then current ratings on Blue Ridge's Commercial Paper.

Receivable: All indebtedness and other obligations owed to the Seller or any Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement) or in which the Seller or any Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by any Originator and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or the Seller treats such indebtedness, rights or obligations as a separate payment obligation; it being understood that any Receivable for which the Seller has received a Purchase Price Credit pursuant to Section 1.4(b) of the Sale Agreement in an amount equal to the full amount of the Outstanding Balance thereof shall not constitute Receivables hereunder.

Receivable Interest: At any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Invested Amount, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

                                           IA + RR
                                           -------
                                           NPB

         where:

         IA       = the Invested Amount of such Receivable Interest.

         NPB      = the Net Pool Balance.

         RR       = the Required Reserve.

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Facility Termination Date, each Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Facility Termination Date. The variable percentage represented by any Receivable Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Facility Termination Date shall remain constant at all times thereafter.

Receivables Sale Agreement: That certain Receivables Sale Agreement, dated as of March 19, 2002, among the Originators and the Seller, as the same may be amended, restated or otherwise modified from time to time.

Records: With respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

Recourse Obligations:  As defined in Section 2.1.

Reduction Notice:  As defined in Section 1.3.

Regulatory Change:  As defined in Section 10.2.

Reinvestment:  As defined in Section 2.2(a).

Related Security: All of the Seller's right, title and interest in, to and under and with respect to any Receivable:

                  (i) all of the Seller's interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale of which by an Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

                  (ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

                  (iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

                  (iv) all service contracts and other contracts and agreements associated with such Receivable,

                  (v) all Records related to such Receivable,

                  (vi) all of the Seller's right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable,

                  (vii) all proceeds of any of the foregoing.

Required Liquidity Banks: At any time, Liquidity Banks with Liquidity Commitments in excess of 50% of the aggregate amount of all Liquidity Commitments.

Required Notice Period: The number of days required notice set forth below applicable to the Aggregate Reduction indicated below:

                 AGGREGATE REDUCTION                        REQUIRED NOTICE PERIOD
                 -------------------                        ----------------------
                 less than 25% of the Purchase Limit        2 Business Days

                 greater than or equal to 25% of the        2 Business Days
                 Purchase Limit

Required Reserve: On any day during a Calculation Period, the product of (i) the greater of (A) the Required Reserve Factor Floor and (B) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve, times (ii) the Net Pool Balance as of the Cut-Off Date immediately preceding such Calculation Period.

Required Reserve Factor Floor: For any Calculation Period, the sum (expressed as a percentage) of (i) 14% plus (ii) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.

Restricted Contracts:  As defined in the Sale Agreement.

Restricted Junior Payment: (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of the Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of the Seller now or hereafter outstanding, and (v) any payment of management fees by the Seller (except for reasonable management fees to any Originator or its Affiliates in reimbursement of actual management services performed).

Review:  As defined in Section 7.1(d)(ii).

S&P: Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

Secured Parties:  The Indemnified Parties.

Seller:  As defined in the preamble to this Agreement.

Seller Parties:  As defined in the preamble to this Agreement.

Servicer: At any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

Servicing Fee:  For each day in a Calculation Period:

                  (i) an amount equal to (A) the Servicing Fee Rate (or, at any time while Arch or one of its Affiliates is the Servicer, such lesser percentage as may be agreed between the Seller and the Servicer on an arms' length basis based on then prevailing market terms for similar services), times (B) the aggregate Outstanding Balance of all Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period, times (C) 1/360; or

                  (ii) on and after the Servicer's reasonable request made at any time when Arch or one of its Affiliates is no longer acting as Servicer hereunder, an alternative amount specified by the successor Servicer not exceeding (A) 110% of such Servicer's reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, divided by (B) the number of days in the current Calculation Period.

Servicing Fee Rate:  1.0% per annum.

Servicing Reserve: For any Calculation Period, the product (expressed as a percentage) of (i) the Servicing Fee Rate, times (ii) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

Settlement Date: (i) the 2nd Business Day after each Monthly Reporting Date, and
(ii) the last day of the relevant Interest Period in respect of each Receivable Interest funded through a Liquidity Funding.

Settlement Period: (i) in respect of each Receivable Interest funded through the issuance of Commercial Paper, the immediately preceding Calculation Period, and
(ii) in respect of each Receivable Interest funded through a Liquidity Funding, the entire Interest Period of such Liquidity Funding.

Short-Form Contract: The form of Contract substantially in the form of Exhibit
IX.

Subsidiary: Of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

Tax Code: The Internal Revenue Code of 1986, as the same may be amended from time to time.

Terminating Tranche:  As defined in Section 4.3(b).

Transaction Documents: Collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Fee Letter, the Subordinated Note (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

UCC: The Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

Unmatured Amortization Event: An event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

Voluntary Termination: The occurrence of an Amortization Event resulting from the occurrence of the "Termination Date" pursuant to subclause (iv) of the definition of "Termination Date" in the Receivables Sale Agreement.

Wachovia:  Wachovia Bank, N.A. in its individual capacity and its successors.

Yield: For each Interest Period relating to a Receivable Interest funded through a Liquidity Funding, an amount equal to the product of the applicable Yield Rate for such Receivable Interest multiplied by the Invested Amount of such Receivable Interest for each day elapsed during such Interest Period, annualized on a 360 day basis.

Yield Rate: With respect to each Receivable Interest funded through a Liquidity Funding, the LIBO Rate, the Alternate Base Rate or the Default Rate, as applicable.

Yield Reserve: For any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate as of the immediately preceding Cut-Off Date times (iii) a fraction the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Unless otherwise specified, all terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.